UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2017 (March 20, 2017)

GASTAR EXPLORATION INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-35211	38-3531640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 LAMAR STREET, SUITE 650

HOUSTON, TEXAS 77010

(Address of principal executive offices)

(713) 739-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

Acquisition

On March 22, 2017, Gastar Exploration Inc. (the “Company”) completed the acquisition of additional working and net revenue interests in approximately 66 gross (9.5 net) producing wells and 5,670 net acres of additional STACK oil and gas leasehold interests in Kingfisher County, Oklahoma from multiple sellers for an aggregate cash purchase price of approximately $51.4 million, subject to adjustment for a transaction effective date of March 1, 2017 (the “Acquisition”). The Acquisition was made pursuant to the terms of an original offer letter of the Company dated February 24, 2017, which was accepted on various dates by John B. Kleinheinz, Kleinheinz Capital Partners, Inc., GKK Husky, L.L.C., Husky Oklahoma, LLC and Strong Oil and Gas, Ltd.

The Acquisition was funded with a portion of net proceeds from the issuance and sale on March 21, 2017, to funds managed by (the “Purchasers”) Ares Management, L.P. (“Ares”), of an additional $75.0 million principal amount of the Company’s Convertible Notes due 2022 pursuant to a Securities Purchase Agreement dated March 20, 2017, as described in more detail below.

Securities Purchase Agreement

On March 3, 2017, the Company issued $125.0 million in aggregate principal amount of its Convertible Notes due 2022 (the “Notes”) to the Purchasers. The Notes are governed by the terms of an Indenture dated March 3, 2017 (the “Indenture”) by and among the Company, the subsidiary guarantor named therein, and Wilmington Trust, National Association, as trustee (the “Trustee”) and collateral trustee.

In order to provide funding for the Acquisition and a portion of the Company’s 2017 capital budget, the Company entered into a Securities Purchase Agreement dated March 20, 2017 (the “Purchase Agreement”) with the Purchasers, pursuant to which on March 21, 2017, the Company issued and sold at par for cash to the Purchasers an additional $75.0 million aggregate principal amount of its Notes (the “Additional Notes”). If on or before July 3, 2017, holders of issued and outstanding common stock, par value $0.001 per share, of the Company (the “Common Stock”) (other than the Purchasers) approve the conversion rights of the outstanding Notes into Common Stock (the “Requisite Stockholder Approval”), then (i) $37.5 million principal amount of the Additional Notes (together with the originally issued $125.0 million principal amount of Notes) will become convertible at any time at the option of the holder into shares (the “Conversion Shares”) of Common Stock, or cash or a combination of cash and Conversion Shares in accordance with the terms of the Indenture and (ii) the remaining $37.5 million principal amount of the Additional Notes will be required to be repurchased by the Company pursuant to a conditional mandatory repurchase obligation of the Company (the “Mandatory Repurchase”) under the Purchase Agreement, in exchange for the issuance of (a) 25,456,521 newly issued shares of Common Stock (the “Repurchase Shares”), and (b) 2,000 shares of the Company’s Special Voting Preferred Stock, par value $0.01 per share, as described in more detail below. Under the Mandatory Repurchase, one Repurchase Share would be issued for $1.4731 of outstanding principal of the repurchased Notes, which was based on the 10-day volume weighted average trading price of the Common Stock for the period ended March 17, 2017. In the event the Requisite Stockholder Approval is not obtained, no Additional Notes will be repurchased pursuant to the Mandatory Repurchase.

A copy of Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of Purchase Agreement herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement.

Indenture and Additional Notes

The principal terms of the Additional Notes are governed by the Indenture, as supplemented by a First Supplemental Indenture dated March 21, 2017 (the “First Supplemental Indenture”) which was entered into to accommodate the issuance of the Additional Notes. Under the Indenture, as supplemented, the Additional Notes have substantially identical terms and are subject to substantially the same covenants and events of default as the originally issued $125.0 million principal amount of Notes. The Notes bear interest initially at 6.0% per annum and will mature on March 1, 2022, unless earlier repurchased, redeemed or converted in accordance with the terms of the Indenture. Interest is payable on the Notes on each March 1, June 1, September 1 and December 1 of each year, commencing on June 1, 2017.

If the Requisite Stockholder Approval is obtained, the Notes will become convertible at any time at the option of the holder into shares of Common Stock based on an initial conversion rate of 452.4355 shares of Common Stock per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of $2.2103 per share, subject to certain adjustments and the issuance of additional “make-whole” shares under circumstances specified in the Indenture. Subject to certain limitations, the Company will have the right to settle its conversion obligations on the Notes in cash, shares of Common Stock or a combination of cash and shares of Common Stock. If the Requisite Stockholder Approval is obtained, then the Company will have the right to redeem the Notes (i) on or after March 3, 2019, if the last reported sale price per share of Common Stock exceeds 150% of the conversion price for periods specified in the Indenture and (ii) on or after March 1, 2021 without regard to such condition, in each case at cash redemption price equal to the principal amount of the Notes to be redeemed plus accrued interest, if any.

In the event the Requisite Stockholder Approval is not obtained, (a) the Notes will not become convertible into Common Stock and will not be redeemable by the Company prior to maturity except upon payment of a “make-whole” redemption premium and (b) the interest rate on the Notes will increase in increments to 15% per annum, up to 7.0% per annum of which is payable “in kind” through the issuance of additional Notes in the principal amount of such interest at the option of the Company. The interest rate on the Notes will also be subject to an increase in certain circumstances if the Company fails to comply with certain obligations under the Registration Rights Agreement, as amended (as defined below), or in the case of certain issuances of Common Stock by the Company at a price below $1.7002 per share (subject to adjustment).

The Notes are secured by a second-priority lien, on substantially all of the assets of the Company. The Indenture restricts the ability of the Company and certain of its subsidiaries to, among other things: (i) pay dividends or make other distributions in respect of the Company’s capital stock or make other restricted payments; (ii) incur additional indebtedness and issue preferred stock; (iii) make certain dispositions and transfers of assets; (iv) engage in transactions with affiliates; (v) create liens; (vi) engage in certain business activities that are not related to oil and gas; and (vii) impair any security interest. These covenants are subject to a number of exceptions and qualifications.

The Indenture provides that a number of events will constitute an Event of Default (as defined in the Indenture), including, among other things: (i) a failure to pay the Notes when due at maturity, upon redemption or repurchase; (ii) failure to pay interest for 30 days; (iii) the Company’s failure to deliver certain notices; (iv) a default in the Company’s obligation to convert the Notes; (v) the Company’s failure to comply with certain covenants relating to merger, consolidation or sale of assets; (vi) the Company’s failure to comply, for 60 days following notice, with any of the other covenants or agreements in the Indenture; (vii) a default, which is not cured within 30 days, by the Company or any Restricted Subsidiaries (as defined in the Indenture) with respect to any mortgages or any indebtedness for money borrowed of at least $15 million; (viii) one or more final judgments against the Company or any of its Restricted Subsidiaries for the payment of at least $15 million; (ix) the Company’s failure to make any payments required under that certain development agreement; (x) causing any Guarantee (as defined in the Indenture) to cease to be in full force and effect; (xi) the cessation to be in full force and effect of any of the collateral agreements related to the Transactions; and (xii) certain events of bankruptcy or insolvency. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. If Requisite Stockholder Approval is not obtained, then upon any acceleration of the Notes following an Event of Default, holders will be entitled to receive a “make-whole” premium in addition to principal and accrued interest.

If at least a majority of the outstanding Notes issued cease to be held by affiliates of Ares after receipt of Requisite Stockholder Approval as provided in the Indenture, the liens securing the Notes will be released and substantially all of the restrictive covenants in the Indenture will terminate.

A copy of the First Supplemental Indenture is filed herewith as Exhibit 4.2 and is incorporated herein by reference. The description of the First Supplemental Indenture herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Supplemental Indenture. The description of the Indenture is qualified in its entirety by reference to the full text of the Indenture, a copy of which was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2017.

Term Loan

On March 20, 2017, the Company entered into Amendment No. 1 to the Third Amended and Restated Credit Agreement (the “Term Loan Amendment”) among the Company, as borrower, the guarantor party thereto, AF V Energy I Holdings, L.P., an affiliate of Ares, as initial lender, and Wilmington Trust, National Association, as administrative agent. The Term Loan Amendment permits the issuance of the Additional Notes in accordance with Purchase Agreement.

A copy of the Term Loan Amendment is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The description of the Term Loan Amendment herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Term Loan Amendment.

Amendment No. 1 to Registration Rights Agreement

On March 21, 2017, the Company entered into Amendment No. 1 (the “Amendment”) to the previously announced Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers dated March 3, 2017, pursuant to which the Registration Rights Agreement was amended to include the Conversion Shares issuable upon conversion of the Additional Notes and the shares of Common Stock issuable in the Mandatory Repurchase as securities that are required to be registered for resale under the Securities Act.

A copy of the Amendment is filed herewith as Exhibit 4.4 and is incorporated herein by reference. The description of the Amendment herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment. The description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which was previously filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2017.

SECTION 2 – FINANCIAL INFORMATION

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02	Unregistered Sales of Equity Securities.

The Additional Notes issued in the transaction described under Item 1.01 of this Current Report on Form 8-K were issued in a transaction not involving a public offering exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). A maximum of 47,512,723 shares (subject to adjustment) of Common Stock may be issued, if Requisite Stockholder Approval is obtained, upon (i) conversion of the Additional Notes and (ii) the Mandatory Repurchase, in each case in reliance upon the exemption from registration provided in Section 3(a)(9) of the Securities Act. In addition, if Requisite Stockholder Approval is obtained, 2,000 shares of the Company’s Special Voting Preferred Stock (as defined in Item 5.03 of this Current Report on Form 8-K) will be issued in the Mandatory Repurchase in reliance upon the exemption from registration provided in Section 3(a)(9) of the Securities Act.

Item 3.03	Material Modification of the Rights of Security Holders

The information set forth under Item 5.03 regarding the Certificate of Designation (as defined below) of the Company is incorporated by reference into this Item 3.03.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03	Material Modification of the Rights of Security Holders

On March 22, 2017, the Company filed a Certificate of Designation of Special Voting Preferred Stock of the Company (the “Certificate of Designation”) with the Secretary of State of the State of Delaware with respect to the creation of a new series of 2,000 shares of the Company’s authorized but unissued preferred stock, par value $.01 (the “Special Voting Shares”).

The issuance of the Special Voting Shares is conditioned upon Requisite Stockholder Approval and will be issued in connection with the Mandatory Repurchase in accordance with the Purchase Agreement. The Special Voting Shares may be redeemed in whole any time after the Initial Holders (as defined in the Certificate of Designation) Beneficially Own (as defined in the Certificate of Designation) less than 5% of the Common Stock subject to the terms of the Certificate of Designation. There is no mandatory redemption of the Special Voting Shares. Holders of the Special Voting Shares are not entitled to receive any dividends declared and paid by the Company.

Holders of the Special Voting Shares will have no voting rights other than the right to elect two (2) members of the Company’s board of directors for so long as the Initial Holders, any Subsequent Holders (as defined in the Certificate of Designation) and their respective affiliates Beneficially Own at least 15% of the outstanding Common Stock in the aggregate and the right to elect one (1) member of the Board for so long as the Initial Holders, Subsequent Holders and their affiliates Beneficially Own at least 5% but less than 15% of the outstanding Common Stock in the aggregate. The Certificate of Designation contains certain restrictions on transfer of the Special Voting Shares.

A copy of the Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The description of the Certificate of Designation herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Designation.

SECTION 8 – OTHER EVENTS

Item 8.01	Other Events.

On March 22, 2017, the Company issued a press release announcing the Acquisition. A copy of the Company’s press release, dated March 22, 2017, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to continued low or further declining prices for oil and natural gas that could result in further downward revisions to the value of proved reserves or otherwise cause the Company to further delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for oil and natural gas; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to the Company’s ability to realize the anticipated benefits from acquired assets; and other risks described in the Company’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov. By issuing forward-looking statements based on current expectations, opinions, views or beliefs, the Company has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Important Stockholder Information

The Company has agreed to use its reasonable best efforts to obtain on or before July 3, 2017 any and all stockholder approvals that would be required under the listing standards of The NYSE MKT to permit all of the Company’s recently issued and outstanding Notes to be converted into Common Stock, par value $0.001 per share of the Company (the “Stockholder Approval”). In connection with the special meeting described in the press release, the Company expects to file a Preliminary Proxy Statement followed by a Definitive Proxy Statement with the SEC regarding the special meeting of stockholders and the proposal for Stockholder Approval. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY ARE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING OF STOCKHOLDERS AND THE PROPOSAL FOR STOCKHOLDER APPROVAL. The Preliminary Proxy Statement and the Definitive Proxy Statement, and any amendments or supplements and other relevant documents, will be available upon their filing free of charge through the website maintained by the SEC at www.sec.gov or by calling the SEC at telephone number 1-800-SEC-0330. Free copies of these documents will also be made available after filing with the SEC from the Company’s website at www.gastar.com or by writing to Secretary, Gastar Exploration Inc., 1331 Lamar Street, Suite 650, Houston, Texas 77010.

Participants in the Solicitation

The Company and its directors and executive officers are deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Stockholder Approval. Information regarding the Company’s directors and executive officers is included, or incorporated by reference in, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Preliminary Proxy Statement and the Definitive Proxy Statement.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following is a list of exhibits filed and furnished as part of this Form 8-K:

Exhibit No.	Description of Document

3.1	Certificate of Designation of Special Voting Shares of Gastar Exploration Inc. dated March 22, 2017.

4.1	Indenture, dated as of March 3, 2017, between Gastar Exploration Inc. and Wilmington Trust, National Association, as Trustee and Collateral Trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on March 7, 2017. File No. 001-35211).

4.2	First Supplemental Indenture, dated as of March 21, 2017, between Gastar Exploration Inc. and Wilmington Trust, National Association, as Trustee and Collateral Trustee.

4.3	Registration Rights Agreement, dated as of March 3, 2017, by and among Gastar Exploration Inc. and each of the purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K filed with the SEC on March 7, 2017. File No. 001-35211).

4.4	Amendment No. 1 to the Registration Rights Agreement, dated as of March 21, 2017, by and among Gastar Exploration Inc. and each of the purchasers listed on Schedule I thereto.

Exhibit No.	Description of Document

10.1	Securities Purchase Agreement, dated as of March 20, 2017, by and among Gastar Exploration Inc. and each of the purchasers listed on Schedule I thereto.

10.2	Amendment No. 1 to Third Amended and Restated Credit Agreement, dated as of March 20, 2017, among Gastar Exploration Inc., as borrower, certain subsidiaries of borrower, as guarantors, the lenders party thereto and Wilmington Trust, National Association, as administrative agent.

99.1	Press Release of Gastar Exploration Inc., dated March 22, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2017	GASTAR EXPLORATION INC.

	By:	/s/ J. Russell Porter
J. Russell Porter
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

3.1	Certificate of Designation of Special Voting Shares of Gastar Exploration Inc. dated March 22, 2017.

4.1	Indenture, dated as of March 3, 2017, between Gastar Exploration Inc. and Wilmington Trust, National Association, as Trustee and Collateral Trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on March 7, 2017. File No. 001-35211).

4.2	First Supplemental Indenture, dated as of March 21, 2017, between Gastar Exploration Inc. and Wilmington Trust, National Association, as Trustee and Collateral Trustee.

4.3	Registration Rights Agreement, dated as of March 3, 2017, by and among Gastar Exploration Inc. and each of the purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K filed with the SEC on March 7, 2017. File No. 001-35211).

4.4	Amendment No. 1 to the Registration Rights Agreement, dated as of March 21, 2017, by and among Gastar Exploration Inc. and each of the purchasers listed on Schedule I thereto.

10.1	Securities Purchase Agreement, dated as of March 20, 2017, by and among Gastar Exploration Inc. and each of the purchasers listed on Schedule I thereto.

10.2	Amendment No. 1 to Third Amended and Restated Credit Agreement, dated as of March 20, 2017, among Gastar Exploration Inc., as borrower, certain subsidiaries of borrower, as guarantors, the lenders party thereto and Wilmington Trust, National Association, as administrative agent.

99.1	Press Release of Gastar Exploration Inc., dated March 22, 2017.